                               PURCHASE AGREEMENT
                               ------------------

     AGREEMENT made the 18 day of September, 1997 between Marty's Pharmacy, Inc. having an office at 100 W. Main, Trinidad, Colorado 81082 (hereinafter referred to as the "seller"), and HORIZON PHARMACIES, INC., a Texas Corporation, having offices located at 275 W. Princeton Drive, Princeton Texas, 75407 (hereinafter referred to as the "Buyer").

                              W I T N E S S E T H

     WHEREAS, the Seller and the Buyer have reached an agreement, in accordance with the terms and conditions herein below set forth, with respect to the sale by the Seller and the purchase by the Buyer of certain of the assets of the Seller utilized in connection with and as part of the retail drug store operations of the Seller known as Marty's Pharmacy (hereinafter referred to as the "DRUG STORE") and desire to reduce said agreement in writing;

     NOW, THEREFORE, THE PARTIES AGREE:

1.   SALE OF ASSETS.
     1.1 For the purpose of this Agreement, Seller agrees to sell to Buyer as is certain assets of the Drug Store (hereinafter referred to as the "Drug Store Assets"), which the Buyer hereby agrees to purchase. Such assets include and are hereby limited to:

          A. INVENTORY. All of the marketable inventory held for retail sale by the Seller and located at the Drug Store; and

          B. PRESCRIPTION FILES INCLUDING ALL CUSTOMER AND PATIENT LISTS AND PATIENT PROFILES. All prescription files and patient profiles of Seller located at and pertaining to prescription customers of the Drug Store.

          C. ALL FIXTURES AND EQUIPMENT. All Rx, OTC, and DME fixtures and equipment owned by Seller (computer/peripherals, registers, refrigerator, typewriter, Microfiche, etc.) located at the Drug Store, and all telephone equipment, and all miscellaneous shelving, counters and supplies belonging to Seller as listed on Exhibit A attached hereto and made a part hereof.

          D. STORE TELEPHONE NUMBER(S). All telephone numbers of the Drug Store location shall be transferred to Buyer.

          E. SUPPLIES.   All bottles, vials, ointment jars, and other usable
             supplies of Seller located at the Drug Store location and at Seller cost.

          F. ASSETS NOT PURCHASED. Buyer shall not purchase any consigned merchandise or layaway items.

2.   PURCHASE PRICE.
     2.1 The total purchase price to be paid by the Buyer for the Drug Stores Assets shall be computed, but not allocated, as follows:

          Furniture, Fixtures, Prescription Files, Patient Profiles,
          Customer List, Telephone System/Numbers, Computer           $70,000.00
          hardware/software, and Non-compete Covenant

     2.2 An amount equal to the aggregate value of the marketable inventory as determined in the physical inventory described in paragraph 5 below.

     2.3 Buyer will purchase accounts receivable based on the following evaluation:
          Individual Charge Accounts
                                                      0-30 days balances at 100%
                                                      31-60 days balances at 80%
                                                      61-90 days balances at 60%
                                             GREATER THAN 90 days balances at 0%

3.   ALLOCATION OF PURCHASE PRICE.

     The purchase price shall be allocated on the attached closing statement, signed by both Buyer and Seller.

4.   PAYMENT OF PURCHASE PRICE.

     4.1 Subject to the following provisions, the purchase price hereafter shall be paid as follows:

          4.1(a) Cash at the closing equal to $81,250.00 less $1,000 escrow deposit.

          4.1(b) Shares of Buyer's common stock, par value $.01 per share
                 (the "Horizon Common Stock"), equivalent to $81,248.00 based upon the average bid and asked price for the Horizon common stock as reported on the American Stock Exchange for the ten
                 (10) days immediately preceding the closing date of this Agreement.

          4.1(c) A note at the closing equal to the purchase price less cash in Sections 4.1(a) bearing interest at the rate of Eight (8) percent. The note is due and payable in Eighty four (84) equal consecutive monthly installments, the first installment will be 1st of the following month. The Note will be executed by Buyer and payable to the order of Seller. It will be secured by the inventory of the said DRUG STORE.

5.   INVENTORY.
     5.1 A physical inventory shall be taken at the Drug Store by a third party inventory service on the closing date. Each party shall pay one-half (1/2) of the inventory expense. Seller's portion will be deducted from closing statement.

     5.2 For purposes of this Agreement, marketable inventory is all of the Seller's inventory, except the following:

     (a)  DAMAGED MERCHANDISE.   Damaged merchandise, including but not limited
          to, items which are shopworn, faded (including faded labels) or subject to visible deterioration; and

     (b)  UNSALABLE MERCHANDISE.   Unsalable merchandise, that is items which
          are obsolete, or which have an expired expiration date or which have been discontinued by the manufacturer; and

     (c)  PRESCRIPTION MERCHANDISE AND OVER-THE-COUNTER DRUGS.   The following
          exclusions, in addition to the exclusions set forth above, shall be applicable to prescription merchandise and over-the-counter drugs:
          (i)   Any partial container with expired dating within ninety
                (90) days;
          (ii)  Any full, sealed containers (aa) with expired dating,
          (iii) Filled prescriptions over one month old;

     (d) The buyer has the right of refusal to exclude seasonal merchandise from the evaluation of inventory.

     5.3 The marketable inventory shall be valued, for purposes of this agreement, as follows

     (a) The marketable prescription inventory will be taken at acquisition cost OR AWP less 16%. Special deal prescription items and/or generic items will be at acquisition cost.

     (b)  Non-prescription merchandise will be taken at acquisition cost.
          If no acquisition cost exists, then the following formula will apply to the merchandise.

          CATEGORY                      COST (% OF RETAIL)

          HBA                           Retail price less 25%
          OTC                           Retail price less 25%
          Gifts                         Retail price less 50%
          Cards                         Retail price less 50%
          Cosmetics                     Retail price less 40%
          Watches/Cameras               Retail price less 50%
          Fragrances                    Retail price less 25%
          Candy (box)                   Retail price less 40%
          Candy (loose)                 Retail price less 30%
          Jewelry                       Retail price less 50%
          Miscellaneous                 Retail price less 50%
          Seasonal Merchandise          Retail price less 50%

6.   REPRESENTATIONS AND WARRANTIES BY SELLER.
     6.1  The Seller does hereby represent and warrant as follows:

          A.   AUTHORITY.   The execution, delivery and performance of this
          agreement by Seller has been duly authorized by all necessary entity action and constitutes a legal, valid, and binding obligation on Seller enforceable in accordance with its terms.

          B.   TITLE TO PROPERTIES.   The Seller has good and marketable title
          to all of the Drug Store assets to be transferred hereunder, free and clear of all mortgages, liens, encumbrances, pledges, or security interests of any nature whatsoever, except for secured debts, if any, listed on Exhibit C attached hereto which shall be satisfied and released at or prior to closing. The Seller has received no notice of violation of any applicable law, regulation or requirement relating to the retail Drug Store business operation or Drug Store assets to be transferred hereunder; and as far as known to the Seller, no such violation exists.

          C.   CONTRACTS.   Seller is not party to any contract, understanding
          or commitment whether in the ordinary course of business or not, relating to the conduct of business by Seller from the Drug Store which contract, understanding or commitment shall extend beyond the closing date for the Pharmacy Location except the real estate lease, Pitney Bowes mail machine, In-store music system. Seller is not party to any contractual agreement or commitment to individual employees which may not be terminated at the will of Seller.

          D.   LITIGATION.   To the best of Seller's current actual knowledge
          there is no suit, action, proceeding, investigation, claim, complaint or accusation pending or, threatened against or affecting Seller or the Assets or to which Seller is a party, in any court or before any arbitration panel of any kind or before or by any federal, state, local, foreign, or other governmental agency, department, commission, board, bureau, instrumentality or body which would have a materially adverse affect on the financial condition of Seller, and to the best knowledge and belief of Seller, there is no basis for any such suit, action, litigation, proceeding, investigation, claim, complaint or accusation. There is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitration panel or governmental body against or affecting Seller with which Seller is not currently in compliance.

          E.   EMPLOYEES.
          (a) To the best of Seller's actual knowledge, the Seller is in full compliance with all wage and hour laws, and is not engaged in any unfair labor practice or discriminatory employment practice and no complaint of any such practice against Seller is filed or threatened to be filed with or by the National Labor Relations Board, the Equal Employment Opportunity Commission or any other administrative agency, federal or state, that regulates labor or employment practices, nor is any grievance filed or threatened to be filed against Seller by any employee pursuant to any collective bargaining or other employment agreement to which Seller is a party. To the Seller's best knowledge and belief is in compliance with all applicable federal and state laws and regulations regarding occupational safety and health standards and has received no material complaints from any federal or state agency or regulatory body alleging violations of any such laws and regulations.

          (b) The employment of all persons and officers employed by Seller is terminable at will without any penalty or severance obligation of any kind on the part of the employer. All sums due for employee compensation and benefits and all vacation time owing to any employees of Seller have been duly and adequately accrued the accounting records of Seller. All benefits such as vacation accrued and earned by employees up to the closing date is responsibility of the Seller.
          All benefits accrued and earned after the closing date will become the financial responsibilities of the Buyer. To the Seller's best knowledge, all employees of Seller are either United States citizens or resident aliens specifically authorized to engage in employment in the United States in accordance with all applicable laws.

          F.   TAXES.
          (a) Seller has duly filed all required federal, state, local, foreign and other tax returns, notices, and reports (including, but not limited to, income, property, sales, use, franchise, capital, stock, excise, added value, employees' income withholding, social security and unemployment tax returns) heretofore due; and to Seller's best knowledge all such returns, notices, and reports are correct, accurate, and complete.

          (b) All deposits required to be made by Seller with respect to any tax (including but not limited to, estimated income, franchise, sales, use, and employee withholding taxes) have been duly made.

          (c) All taxes, assessments, fees, penalties, interest and other governmental charges which have become due and payable have been paid in full by Seller or adequately reserved against on its books of account and the amounts reflected on such books are to the best belief and knowledge of Seller sufficient for the payment of all unpaid federal, state, local, foreign, and other taxes, fees, and assessments, and all interest and penalties thereon with respect to the periods then ended and or all periods prior thereto. Seller hereby agrees to indemnify and hold harmless Buyer from and against any and all liability, claims, or causes of action for any unpaid taxes, or other assessments due and owing to any federal, state, or local governmental entity arising out of the business of Seller prior to the closing date.

          (d) Buyer shall pay any and all Sales, Use, and Transfer Taxes, if any, arising out of the assets which are the subject of this sale.

          (e) Seller shall pay any and all personal property taxes for prior years attributable to the property being transferred hereby prior to closing.

          (f) The parties shall pro rate at Closing anticipated personal property taxes as of the date of Closing based upon last year's tax renditions, and personal property tax bills and rent and will be deducted from Seller at closing.

          G.   INDEMNIFICATION.
          (a) Buyer agrees to indemnify and hold Seller harmless from any and all liabilities concerning or otherwise connected with the conduct or operation of the Buyer's business on the premises as of closing date.

          (b) Seller agrees to indemnify and hold Buyer harmless from any and all liabilities concerning or otherwise connected with the conduct or operation of the Seller's business on the premises on or before the closing date.

          H. INVESTMENT PURPOSE.
             Seller is acquiring the Horizon common Stock for investment, and not with a view to the sale or distribution thereof. Seller understands and acknowledges that the transfer of the Horizon Common Stock issuable hereunder will be restricted and that Seller may not sell or otherwise dispose of such shares unless and until a registration statement under the Security Act of 1933, as amended (the "Securities Act"), is in effect with respect thereto and Seller has fully complied with the Securities Act and all applicable regulations thereunder, or Seller has received an opinion from Buyer's counsel that the contemplated sale or other disposition of the Horizon Common Stock will not require registration under the Security Act.

     6.2  The Buyer does hereby represent and warrant to Seller as follows:

          A. DULY ORGANIZED. Buyer is a corporation duly organized and existing in good standing under the laws of Texas, and is entitled to own or lease properties and carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted.

          B. COMMON STOCK. Buyer has authorized 14,000,000 shares of Horizon Common Stock of which 2,462,424 shares are currently issued and outstanding, and 1,000,000 shares of preferred stock, par value $.01 per share, none of which are currently issued and outstanding.

7.   CONDITIONS PRECEDENT.

     7.1 All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the closing, of each of the following conditions (unless waived in writing by Buyer).

          A. REPRESENTATIONS. The representations and warranties of Seller contained in this Agreement shall not only have been true and complete as of date of this Agreement, but shall also be true and complete as though again made as of the date of closing.

          B. COMPLIANCE. The Seller shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or at the closing.

          C. CONSENTS. All necessary consents to the transfer of the Drug Store assets have been obtained from vendors and partners if any.

     7.2 Buyer acknowledges that it has examined the properties, assets, and financial records of the Seller covered by this Agreement, and is purchasing the same in an "as is" condition.

8.   LIABILITIES NOT ASSUMED BY BUYER.
     8.1 It is expressly understood and agreed that Buyer shall not, by virtue of this Agreement, the consummation of the transactions contemplated herein or otherwise, assume any liabilities or obligations of the Seller or any liabilities or obligations constituting a charge, lien, encumbrance or security interest upon the Drug Store assets to be transferred hereunder, regardless of whether such liabilities or obligations are absolute or contingent, liquidated or unliquidated or otherwise.

     8.2 It is expressly understood and agreed that Seller shall not by virtue of this Agreement, a consummation of the transaction contemplated herein or otherwise, assume any liabilities or obligations of the Buyer or any liabilities, or obligations constituting a charge, lien, encumbrance, or security interest upon the Drug Store assets to be transferred hereunder, regardless of whether such liabilities or obligations are absolute or contingent, liquidated or unliquidated, or otherwise, on or after September 18, 1997

     8.3 Seller hereby indemnifies the Buyer, its officers, directors, and controlling persons against any liability for any fee or commission payable to any broker, agent or finder retained by Seller with respect to any transaction contemplated by this agreement.

9.   CLOSING.
     9.1 The closing shall take place on or before September 18, 1997 at Buyer's discretion, but in no event later than September 30, 1997, at the Drug Store location.

          A.   TO BE DELIVERED TO BUYER.   The Seller shall deliver to Buyer
          a Bill of Sale,which shall be effective to vest in Buyer good and marketable title to the Drug Store Assets, free and clear of all mortgages, security interest, liens, encumbrances, pledges and hypothecation of every nature and description, except the Security interest securing Buyer's Note to the Seller.

          B.   TO BE DELIVERED TO SELLER.   The Buyer shall deliver to
          the Seller a) a Cashier's check for the cash portion of the purchase price less $1,000 Escrow amount, b) 10,156 Shares of Buyer's common stock, par value $.01 per share (the
          "Horizon Common Stock"), equivalent to $81,248.00 based upon closing price for the Horizon common stock as reported on the American Stock Exchange for the day immediately preceding the closing date of this Agreement. c) Buyer's promissory note described in Paragraph 4.1 hereof, and the Security instruments required by section 4.1 (c).

INDEMNITY BY SELLER.
     10.1 The Seller hereby agrees to indemnify and hold harmless Buyer against and in respect of:
          A.   LIABILITY OF THE SELLER.   All liabilities and obligations
          of the Seller, of every kind and description, regardless of whether such liabilities or obligations are absolute or contingent, liquidated or unliquidated, accrued or otherwise, and regardless of now and when the same may have arisen, which are asserted against Buyer as a result of this Agreement or the consummation of the transaction contemplated herein.

          B.   CLAIMS UPON ASSETS.   All claims against, or claims of any
          interest in, or of a lien or encumbrance or the like upon any or all of the Drug Store assets to be transferred hereunder by the Seller to Buyer which are caused or created by indemnifying party.

11. INDEMNITY BY BUYER.

          A. The buyer will indemnify the Seller for all claims against the Assets for any period after the closing date. The Buyer further indemnifies the Seller for break or leases and dissatisfied customer claims caused by HORIZON for any period after the closing date.

12. SURVIVAL OF REPRESENTATIONS, WARRANTIES & INDEMNIFICATIONS.
     12.1 All of the covenants, representations, warranties and indemnification of the parties set forth in this Agreement shall survive the closing date hereof.

     12.2 All outstanding business transactions prior to the closing date are credited to the Seller. All business acquired on or after the closing date belong to the HORIZON Pharmacies,

          Inc. including any insurance payments made to the existing NABP, State Welfare number(s), and/or contract(s) as long as the date of service is on or after the closing date.

     12.3 Seller agrees to allow Buyer and Buyer's accountants access to books and records so Buyer can conduct a financial audit of year 1996 and 1997 up to point of closing at Buyer's expense.

13.  RISK OF LOSS.
     13.1 The risk of loss of damage of Drug Store assets to be conveyed hereunder shall be upon Seller until the closing hereof.

14.  NON-COMPETE COVENANT OF SELLER.
     14.1 In consideration of the purchase price herein above stated in paragraph 2 of included in purchase price is the covenant not to compete Marty Vallejos hereby agrees that for a period of six (6) years after the date of closing hereunder will not, directly or indirectly, through a subsidiary, joint venture arrangement or otherwise, conduct or assist another party other than the Buyer in conducting or managing any operation which has as its purpose what is generally known as a retail pharmacy, or Nursing Home or IV operation or DME operation within the city limits of Trinidad, CO or have any equity investment in such operation. This non-compete entitles Marty Vallejos to perform work as employee of HORIZON Pharmacies, Inc. Furthermore, This non-compete clause does not prohibit Marty Vallejos from performing duties such as relief pharmacist at other pharmacies for up to one (1) day per week.
          The parties hereby recognize and acknowledge that the territorial and time limitations contained in this paragraph are reasonable and properly required for the adequate protection of the business to be conducted by Buyer with the assets and properties to be transferred hereunder and cannot be changed except by written permission of Buyer.

     14.2 The parties recognize that, in the event of a breach by Seller of any of the provisions of this paragraph, the remedy of law alone would be inadequate and, accordingly, Buyer,(in addition to damages), shall be entitled to an injunction restraining Seller from violating the covenants herein contained.

     14.3 It is the intention of the Seller and the Buyer that the execution of these covenants not to compete be considered as materially significant and essential to the closing of this Agreement, and that such covenants are a material portion of the purchase price set forth herein above.

15.  GOVERNING LAW.

     15.1 This agreement shall be governed and construed in accordance with the laws of the State of Colorado.

16.  ENTIRE AGREEMENT.

     16.1 It is stipulated that this agreement is null and void if HORIZON Pharmacies, Inc.:

          (a) Can not secure a valid Colorado License under its own merit for the said DRUG STORE location to conduct business as a retail pharmacy operation. HORIZON Pharmacies, Inc. commits that it will exercise due diligent effort to secure the Colorado License.

          (b) can not secure a lease for:

              $1,500.00 per month and four (4) four (4) years options with CPI increase at option years.



17.   ENTIRE AGREEMENT.
      This agreement contains the entire agreement between the parties, and no representations, warranties or promises, unless contained herein, shall be binding upon the parties hereto. This document is null and void if the Purchase Agreement is not signed by both parties within 10 days from date the Buyer has received the Purchase Agreement document.

18.  EARNEST MONEY.
     19.1 To bind this Agreement, Buyer herewith deposits with Marty's Pharmacy, Inc. as Escrow Agent, the sum of $1,000 (one thousand dollars), which sum shall be applied to the cash portion of the purchase price upon the closing of the transaction contemplated herein. However, in the event Seller fails to perform each and every covenant and condition required hereunder, Buyer may cancel this Agreement and have the Earnest Money returned to it. If the Buyer fails to perform each and every obligation hereunder, Seller shall retain the Earnest Money as liquidated damages. Each party's remedy provided in this Section is that party's exclusive remedy.

     IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

                                   BUYER:
                                   HORIZON PHARMACIES, INC.

                                   -----------------------------------
                                   Rick McCord, President

THE STATE OF                  )
COUNTY OF                     )

     THIS INSTRUMENT was acknowledged before me on this the __________ day of __________ , 19_____, by RICK MCCORD, who holds the office of President of HORIZON PHARMACIES, INC., a Texas Corporation on behalf of such corporation.

                                   -----------------------------------
SEAL
                                   Notary Public, State of
                                   My commission Expires:
                                                          ------------

                                   SELLER:
                                   Marty's Pharmacy, Inc.

                                   -----------------------------------
                                   Marty Vallejos,  President

THE STATE OF                   )
COUNTY OF                      )

     THIS INSTRUMENT was acknowledged before me on this the _________day of __________, 19___ by __________________, who holds the office of President of
Marty's Pharmacy, Inc.

                                   -----------------------------------
SEAL
                                   Notary Public, State of
                                   My commission Expires:
                                                          ------------